2699 s. bayshore drive
miami, florida 33133

305 858 5600
305 856 3284 fax

www.kaufmanrossin.com

August 24, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: Metropolitan Health Networks, Inc.
File No. 001-32361

We have read the statements that we understand Metropolitan Health Networks, Inc. will include under Item 4.01 of Form 8-K/A to be filed regarding the recent change in the registrant's certifying accountant. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

KAUFMAN ROSSIN & CO. PROFESSIONAL ASSOCIATION
CERTIFIED PUBLIC ACCOUNTANTS

Kaufman, Rossin & Co.

Kaufman, Rossin & Co.